As filed with the Securities and Exchange Commission on December 30, 2009
Registration Statement No. 333-136638
______________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933
____________________

American Community Properties Trust
(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-2058165
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

222 Smallwood Village Center
St. Charles, Maryland 20602
(Address of Principal Executive Offices, Including Zip Code)

American Community Properties Trust
Employees’ Share Incentive Plan
and
American Community Properties Trust
Trustees’ Share Incentive Plan
(Full Title of the Plan)
______________________

Matthew M. Martin
Chief Financial Officer
American Community Properties Trust
222 Smallwood Village Center
St. Charles, Maryland 20602
(301) 843-8600

 (Name, Address, Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

with copies to:

Alexander J. Park
Hogan & Hartson LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-136638) (the “Registration Statement”) filed with the Securities and Exchange Commission by American Community Properties Trust (the “Company”) on August 15, 2006 with respect to a total of 260,000 common shares of beneficial interest of the Company, par value $0.01 per share (“Common Shares”), issued or reserved for issuance to employees and trustees of the Company pursuant to the American Community Property Trust Employees’ Share Incentive Plan and the American Community Properties Trust Trustees’ Share Incentive Plan (the “Plans”). This Post-Effective Amendment No. 1 is being filed to remove from registration all securities that were registered but that remain unsold under the Registration Statement.

On December 30, 2009 (the “Closing Date”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 25, 2009, by and among the Company, FCP Fund I, L.P. (“Parent”) and FCP/ACPT Acquisition Company, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.  The Merger was approved by the Company’s shareholders at a special meeting of the Company’s shareholders held on December 22, 2009, and became effective on December 30, 2009, upon the acceptance for record by the State Department of Assessments and Taxation of Maryland of the Articles of Merger (the “Effective Time”). Pursuant to the Merger Agreement, at the Effective Time, (a) each common share of beneficial interest of the Company (other than shares owned by the Company or any of its subsidiaries or by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or Merger Sub) was converted into the right to receive $7.75 per share in cash, without interest, less any applicable withholding taxes, and (b) each outstanding restricted common share of beneficial interest granted under the Plans became fully vested, was cancelled and was converted into the right to receive $7.75 in cash, without interest, less any applicable withholding taxes.

As a result of the Merger, the offering of securities of the Company pursuant to the Registration Statement has been terminated. Pursuant to the Company’s undertaking in Part II, Item 9 in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw the Registration Statement, including all amendments and exhibits to the Registration Statement, with respect to all unsold Common Shares registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Charles, Maryland, on December 30, 2009.

AMERICAN COMMUNITY PROPERTIES TRUST
By:    /s/  Matthew M. Martin
Matthew M. Martin
Chief Financial Officer